GEHL
                                     Gehl Company            Tel: 262/334-9461
                                     143 Water Street        Fax: 262/334-6603
                                     P.O. Box 179            http://www.gehl.com
                                     West Bend, WI 53095-0179
                                     USA
Contact:
Kenneth Hahn
Vice President, Finance & Treasurer
262-334-6632
                                                                    News Release

                     GEHL REPORTS FIRST QUARTER 2002 RESULTS

     WEST BEND, WI, May 3, 2002 - Gehl Company (NASDAQ NM: GEHL), a manufacturer of light construction and agricultural equipment, today reported net income for the first quarter, ended March 30, 2002, of $289,000, or $.05 per diluted share, excluding non-recurring after-tax charges of $60,000, compared to net income of $1.0 million, or $.19 per diluted share in the first quarter 2001. Including the effect of non-recurring after-tax charges of $60,000 relating to previously announced restructuring and plant rationalization projects, net income for the first quarter 2002 was $229,000, or $.04 per diluted share. The first quarter of 2001 included approximately $120,000 of goodwill amortization expense, or $.02 diluted earnings per share.

     Net sales were $60.1 million in the quarter ended March 30, 2002, compared to net sales of $61.2 million for the first quarter of 2001. Effective January 1, 2002, Gehl Company has accounted for its investment in Gehl GmbH, a German distribution operation, as a consolidated subsidiary. Excluding the $2.1 million of net sales included in the first quarter of 2002, resulting from the newly consolidated Gehl GmbH, net sales for the quarter were $57.9 million, down 5% from the first quarter of 2001.

     William D. Gehl, Chairman, President and CEO, said "Our results for the first quarter reflect continuing weakness and significant competitive pressures in our key markets which have not improved from year-end 2001 levels. Our agriculture equipment segment sales increased slightly, while construction equipment segment

                                   ( M O R E )

Gehl Company
Gehl Reports First Quarter 2002 Results
May 3, 2002
page 2


sales were mixed - skid loader sales were up, while telescopic handler sales continued their downward trend. Total Company sales benefited from the shipment of telescopic handlers and compact excavators to Mustang dealers and to select rural equipment dealers. The Company's new attachment business also contributed positively to the quarter."

     Mr. Gehl said "As we expected, market conditions have remained challenging and competition remains intense in both of our market segments. Sales of telescopic handlers are down due to the continued low rental rates for these products, the loss of dealer representation due to further consolidation in the rental market, and a general deferral of purchasing by national rental companies and dealers with rental fleets. In the agricultural sector, milk prices have trended downward since the beginning of the year."

     "We continue," Mr. Gehl said, "to take aggressive steps to improve future performance. We expect to see the benefits of these actions once the current tough economic conditions subside and our markets turn around. We continue to make progress with our previously announced plant rationalization project by closing our Lebanon, Pennsylvania plant at the end of March, outsourcing the production of certain products and implementing the transition of Mustang skid loader production to the Company's Madison, South Dakota skid loader plant. These changes to our operations will help control costs and better position the Company to participate in the upturn - when it finally emerges and works its way through to our key market segments."

Construction Equipment Sales
----------------------------

     Gehl construction equipment segment sales in the first quarter of 2002 were $30.4 million, down 4% compared with $31.6 million in the first quarter of 2001. Skid loader sales were up in the quarter, as compared to the same quarter the previous year, due in part to the popularity of new models introduced by Gehl and Mustang in 2001. The market for telescopic handlers continued to be weak, as sales continued
                                   ( M O R E )

Gehl Company
Gehl Reports First Quarter 2002 Results
May 3, 2002
page 3


their downward trend. Construction equipment sales benefited from the contributions of telescopic handlers and compact excavator models shipped through the Mustang distribution channel. In addition, sales benefited from consolidating the results of the Company's German distribution operation, Gehl GmbH, into the results for the quarter.

Agricultural Equipment Sales
----------------------------

     Gehl agricultural equipment segment sales in the first quarter of 2002 were $29.7 million, up from $29.6 million in the year-ago period. Milk prices, which remained above last year's prices for the comparable quarter, nevertheless have weakened since the beginning of the year. Increased skid loader shipments combined with shipments of telescopic handlers and compact excavators to select rural equipment dealers offset reduced agricultural implement shipments in the quarter.

Gross Margins and Operating Expenses
------------------------------------

     For the first quarter of 2002, Gehl's gross margin was 22.2%, versus 22.5% during the same period in 2001. Gross margin for construction equipment was 22.3% for the first quarter, compared with 19.9% for the first quarter of 2001. The increase in the gross margin for the construction equipment segment was the result of the mix of products shipped along with related levels of discounts and sales incentives associated with such shipments, and improved manufacturing efficiencies. Gross margin for the agricultural equipment segment was 22.1%, compared with the 25.2% realized for the comparable period in 2001. The decrease in agricultural equipment gross margin was due to significantly increased competitive pressure resulting in higher sales discounts and sales incentives, as well as a less favorable mix of product shipments.

     Selling, general and administrative expense levels in the first quarter of 2002 were $11.9 million, or 19.8% of net sales, an increase from $10.3 million (including approximately $120,000 of goodwill amortization) or 16.8% of net sales, in the first quarter of 2001. The increase is comprised primarily of operating costs associated with Gehl GmbH which were not reflected in the results for the comparable year ago period;

                                   ( M O R E )

Gehl Company
Gehl Reports First Quarter 2002 Results
May 3, 2002
page 4


the full operating impact of the enterprise resource planning ("ERP") system which was successfully implemented during 2001; and the expenses related to CE Attachments Inc., the Company's attachment business, which was formally launched in July 2001.

New Accounting Procedures
-------------------------

     Effective January 1, 2002, the Company adopted the provisions of Emerging Issues Task Force ("EITF") 00-25 "Vendor Income Statement Characterization of Consideration Paid to a Retailer of the Vendor's Products." As a result of this adoption, the Company now classifies the costs associated with sales incentives provided to dealers as a reduction of net sales. These costs were previously included in selling, general and administrative expenses. Net sales and selling, general and administrative expenses for the first quarter of 2001 have been restated to conform with the current year presentation. This reclassification had no impact on reported income before income taxes, net income or income per share amounts.

     Effective January 1, 2002, Gehl Company has accounted for its investment in a German distribution operation, Gehl GmbH, as a consolidated subsidiary, as a result of its controlling influence on the operation as of such date.

     Effective January 1, 2002, the Company adopted the provisions of Financial Accounting Standard No. 142 ("FAS 142") "Goodwill and Other Intangible Assets" which states that goodwill and intangible assets deemed to have indefinite lives are no longer subject to amortization. Upon adoption, Gehl discontinued the amortization of goodwill.

     Management is currently assessing the impact the new standard will have on its goodwill in accordance with the transition provisions of FAS 142. Under this standard, goodwill and indefinite life intangible assets will be reviewed for impairment and written down only in the period in which the recorded value of such assets exceed their fair value. The Company's initial impairment test must be performed by June 30, 2002. Any required adjustment from adoption will be recorded as a cumulative effect adjustment as of January 1, 2002.

                                   ( M O R E )

Gehl Company
Gehl Reports First Quarter 2002 Results
May 3, 2002
page 5


Full Year Outlook
-----------------

     The expected recovery in the Company's markets is progressing at a slower rate than originally anticipated. Milk prices have fallen since the beginning of the year and are currently below the prior year's comparable month's price for the first time in over twelve months. Telescopic handler shipments continue to be down due to the low rental rates in many regions of North America and the deferral of purchases by both national rental companies and dealers with rental fleets.

     Current overall product order rates do not signal a significant recovery of demand in the near-term. To maintain projected sales levels in light of the extremely competitive conditions in both of the Company's market segments, the Company is offering higher than expected discounts and sales incentives, which will negatively impact margins. Visibility in the Company's market segments also remains low, making it difficult to predict the specific timing of any recovery.

     Further, and as a result of the reaction by U.S. steel suppliers to the recently instituted tariffs on imported steel, the Company may realize significant increases in its cost of products sold. Due to the competitive pressures on pricing in its market segments, the Company currently does not expect to be able to pass along all of the increased costs, which may result in further pressure on margins.

     As a result of the potential impact of these factors on the Company's business plan, the Company believes it is prudent at this time to revise downward its full year earnings per diluted share forecast to the range of $.50 to $.60. This forecast excludes restructuring expenses that will be incurred in 2002. The Company will substantially complete in 2002 the restructuring program, which was announced in September 2001,

                                   ( M O R E )

Gehl Company
Gehl Reports First Quarter 2002 Results
May 3, 2002
page 6


to reduce costs through several major plant rationalization initiatives. Restructuring expenses for full-year 2002 are projected to lower earnings per diluted share by $.15 to $.20 for period costs, which are recorded as incurred.

     The Company continues to take appropriate steps to reduce costs and improve efficiencies, especially in light of these current conditions.

Forward Looking Statements
--------------------------

     The Gehl Company intends that certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the Company's future financial position, business strategy, targets, projected sales and earnings, and the plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as the Company "believes," "anticipates," "expects" or "estimates" or words of similar meaning are generally intended to identify forward-looking statements. These forwarding-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, assumptions and other factors, some of which are beyond the Company's control, that could cause actual results to differ materially from those anticipated as of the date of this press release. Factors that could cause such a variance include, but are not limited to, unanticipated changes in general economic and capital market conditions (including factors that could affect a general economic recovery), the Company's ability to implement successfully its strategic initiatives and plant rationalization actions, market acceptance of newly introduced products, the cyclical nature of the Company's business, the Company's and its customers' access to credit, competitive pricing, product initiatives and other actions taken by competitors, disruptions in production capacity, excess inventory levels, the effect of changes in laws and regulations (including government subsidies and international trade regulations), technological difficulties, changes in currency exchange rates, the Company's ability to secure sources of liquidity necessary to fund its operations, changes in environmental laws, the impact of any acquisition effected by the Company, and employee and labor relations. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, the Company's expectations for fiscal year 2002 are based in part on certain assumptions made by the Company, including

                                   ( M O R E )

Gehl Company
Gehl Reports First Quarter 2002 Results
May 3, 2002
page 7


those relating to commodities prices, which are strongly affected by weather and other factors and can fluctuate significantly, housing starts and other construction activities, which are sensitive to, among other things, interest rates and government spending, and the performance of the U.S. economy generally. The accuracy of these or other assumptions could have a material effect on the Company's ability to achieve its expectations.

About Gehl Company
------------------

     Gehl Company (Nasdaq NM: GEHL) is a manufacturer of compact equipment used worldwide in construction and agricultural markets. Founded in 1859, the Company is headquartered in West Bend, WI, with manufacturing facilities in West Bend, WI; Madison and Yankton, SD; and Owatonna, MN. The Company markets its products under the Gehl(R)and Mustang(R)brand names. Mustang product information is available on the Mustang Manufacturing website (www.mustangmfg.com). CE Attachments, Inc. information is available at (www.ceattach.com). Gehl Company information is available at (www.gehl.com) or contact: Gehl Company, 143 Water Street, West Bend, WI 53095 (telephone: 262-334-9461).


                              ( TABLES TO FOLLOW )


                                   ( M O R E )

                                 GEHL COMPANY AND SUBSIDIARIES
                          CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                             (in thousands, except per share data)
                                                         For the First Quarter Ended
                                                                 (unaudited)
                                             ---------------------------------------------------
                                                                                       (1)
                                              March 30, 2002                      March 31, 2001
                                             ----------------                    ----------------
NET SALES                                    $        60,068                     $        61,239
   Cost of goods sold                                 46,709                              47,489
                                             ----------------                    ----------------

GROSS PROFIT                                          13,359                              13,750

   Selling, general
    and administrative expenses                       11,921                              10,275
   Restructuring and other charges                        92                                   -
                                             ----------------                    ----------------
      Total operating expenses                        12,013                              10,275

INCOME FROM OPERATIONS                                 1,346                               3,475

   Interest expense                                     (963)                             (1,196)
   Interest income                                       482                                 529
   Other expense, net                                   (513)                             (1,231)
                                             ----------------                    ----------------

INCOME BEFORE INCOME TAXES                               352                               1,577

   Income tax provision                                  123                                 552
                                             ----------------                    ----------------

NET INCOME                                   $           229                     $         1,025
                                             ================                    ================

EARNINGS PER SHARE

Diluted                                      $          0.04                     $          0.19
   Weighted average number of common
   shares and common stock equivalents                 5,519                               5,487

Basic                                        $          0.04                     $          0.19
   Weighted average number of common
   shares                                              5,374                               5,333


(1)  Selling, general and administrative expenses for the quarter ended March 31, 2001 include
     $119 of goodwill amortization, or $.02 diluted earnings per share.

                                    GEHL COMPANY AND SUBSIDIARIES
                                CONDENSED CONSOLIDATED BALANCE SHEETS
                                           (in thousands)
                                                   March 30, 2002  December 31, 2001   March 31, 2001
                                                    (unaudited)        (audited)        (unaudited)
                                                  ----------------  ----------------  ----------------
ASSETS
   Cash                                           $         1,200   $         2,248   $         3,839
   Accounts receivable - net                              106,515            90,714            84,109
   Finance contracts receivable - net                       5,820             7,511             9,969
   Inventories                                             54,088            52,161            44,606
   Deferred tax asset                                      10,171            10,171             8,078
   Prepaid expenses and other current assets                1,646             1,119             1,329
                                                  ----------------  ----------------  ----------------
      Total current assets                                179,440           163,924           151,930

   Property, plant and equipment - net                     44,686            43,431            46,025
   Goodwill                                                12,556            12,248            12,588
   Other assets                                            17,824            17,806            17,116
                                                  ----------------  ----------------  ----------------

   Total assets                                   $       254,506   $       237,409   $       227,659
                                                  ================  ================  ================

LIABILITIES AND SHAREHOLDERS' EQUITY
   Total current liabilities                      $        59,801   $        56,466   $        55,814
   Long-term debt obligations                              77,422            64,237            58,883
   Other long-term obligations                             14,478            14,225             3,773
   Deferred income taxes                                    2,460             2,460             5,096
   Total shareholders's equity                            100,345           100,021           104,093
                                                  ----------------  ----------------  ----------------

   Total liabilities and shareholders' equity     $       254,506   $       237,409   $       227,659
                                                  ================  ================  ================

                                    GEHL COMPANY AND SUBSIDIARIES
                           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                           (in thousands)

                                                                  For the First Quarter Ended
                                                                         (unaudited)
                                                               ----------------------------------
                                                                March 30, 2002    March 31, 2001
                                                               ----------------  ----------------
CASH FLOW FROM OPERATING ACTIVITIES:
   Net income                                                  $           229   $         1,025

   Adjustments to reconcile net income to net cash (used for)
      provided by operating activities:
        Depreciation                                                     1,063             1,237
        Amortization                                                        61               175
        Cost of sales of finance contracts                                 523             1,233
        Proceeds from the sales of finance contracts                    18,357            28,407
        Increase in finance contracts receivable                       (17,570)          (19,577)
        Net change in remaining working capital items                  (10,633)           (8,458)
                                                               ----------------  ----------------
          Net cash (used for) provided by operating activities          (7,970)            4,042

CASH FLOW FROM INVESTING ACTIVITIES:
   Property, plant and equipment additions - net                        (2,259)           (1,090)
   Other                                                                    69               187
                                                               ----------------  ----------------
          Net cash used for investing activities                        (2,190)             (903)

CASH FLOW FROM FINANCING ACTIVITIES:
   Proceeds from (repayments of) revolving credit loans                  8,864            (1,909)
   Proceeds from issuance of common stock                                  164                50
   Other                                                                    50               (31)
                                                               ----------------  ----------------
          Net cash provided by (used for) financing activities           9,078            (1,890)

Effect of exchange rate on cash                                             34                 -

   Net (decrease) increase in cash                                      (1,048)            1,249
   Cash, beginning of period                                             2,248             2,590
                                                               ----------------  ----------------
   Cash, end of period                                         $         1,200   $         3,839
                                                               ================  ================